SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 11, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640
Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177	PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000	PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A.  California Public Utilities Commission (CPUC) Order Instituting Investigation into      Holding Company Activities

On January 9, 2002, the CPUC voted in favor of two decisions in its pending investigation into whether the three major California investor-owned energy utilities, including PG&E Corporation's Pacific Gas and Electric Company (Utility), and their respective holding companies have complied with past CPUC decisions, rules, or orders authorizing their holding company formations and/or governing affiliate transactions, as well as applicable statutes.  The 1996 CPUC approval authorizing the Utility to form a holding company was granted subject to various financial conditions.  Among other financial conditions, the Boards of Directors of PG&E Corporation and the Utility are required to give first priority to the capital requirements of the Utility, as determined to be necessary to meet the Utility's service obligations now referred to as the "first priority condition."

In one decision, the CPUC interpreted the first priority condition and concluded that the condition, at least under certain circumstances, includes the requirement that each of the holding companies "infuse the utility with all types of capital necessary for the utility to fulfill its obligation to serve."  The three major California investor-owned energy utilities and their parent holding companies had opposed the broader interpretation, first contained in a proposed decision released for comment on December 26, 2001, as being inconsistent with the prior 15 years' understanding of that condition as applying more narrowly to a priority on capital needed for investment purposes.

The CPUC also interpreted the first priority condition as prohibiting a holding company from:  (1) acquiring assets of its utility subsidiary for inadequate consideration; and (2) acquiring assets of its utility subsidiary at any price, if such acquisition would impair the utility's ability to fulfill its obligation to serve or to operate in a prudent and efficient manner.

In the other decision, the CPUC denied the motions filed by the California utility holding companies to dismiss the holding companies from the pending investigation on the basis that the CPUC lacks jurisdiction over the holding companies.  However, in the decision interpreting the first priority condition discussed above, the CPUC separately dismissed PG&E Corporation (but no other utility holding company) as a respondent to the proceeding.  The decision did not indicate why PG&E Corporation was being dismissed.

PG&E Corporation and the Utility believe that they have complied with applicable statutes, CPUC decisions, rules, and orders.  Neither the Utility nor PG&E Corporation can predict what the outcome of the investigation will be or whether the outcome will have a material adverse effect on their results of operations or financial condition.

B.  California Attorney General Complaint

On January 10, 2002, the California Attorney General (AG) filed a complaint in the San Francisco Superior Court against PG&E Corporation and its directors, as well as against the directors of the Utility, based on allegations of unfair or fraudulent business acts or practices in violation of California Business and Professions Code section 17200.  Among other allegations, the AG alleges that past transfers of money from the Utility to PG&E Corporation, and allegedly from PG&E Corporation to other affiliates of PG&E Corporation, violated various conditions established by the CPUC in decisions approving the holding company formation.  The AG also alleges that the December 2000 and January and February 2001 ring-fencing transactions by which PG&E Corporation subsidiaries complied with credit rating agency criteria to establish independent credit ratings violated the holding company conditions.

In addition, the AG alleges that, through the Utility's bankruptcy proceedings, PG&E Corporation and the Utility engaged in unlawful, unfair and fraudulent business practices by seeking to implement the transactions proposed in the proposed plan of reorganization filed in the Utility's bankruptcy proceeding.

The AG seeks injunctive relief, the appointment of a receiver, restitution in an amount according to proof, civil penalties of $2,500 against each defendant for each violation of California Business and Professions Code section 17200 and that the total penalty not be less than $500 million, and costs of suit.

PG&E Corporation was the only California energy holding company that is the subject of the CPUC's investigation discussed above to be sued by the AG.

In a press release issued on January 10, 2002, the CPUC expressed support for the AG's complaint, noting that the CPUC's January 9, 2002 decision provided a basis for the AG's allegations and that the CPUC intends to join in a lawsuit against PG&E Corporation based on these issues.

PG&E Corporation and the Utility believe that the allegations of the complaint are without merit and will vigorously respond to and defend the litigation.

C.  Pacific Gas and Electric Company Bankruptcy – CPUC Opposition to Motion to     Extend Exclusivity Period

On December 26, 2001, the Utility filed a motion with the Bankruptcy Court to extend the period during which only the Utility has the right to submit a proposed plan of reorganization from February 4, 2002, when the period would otherwise expire, to June 30, 2002.  On January 8, 2002, the CPUC filed an objection to the Utility's motion to extend the exclusivity period.  The motion is scheduled to be heard by the Bankruptcy Court on January 16, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By:
CHRISTOPHER P.JOHNS
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By:
DINYAR B. MISTRY
DINYAR B. MISTRY Vice President and Controller

Dated:  January 11, 2002